Exhibit (a)(5)(D)

GH Supplementary Agreement

This SUPPLEMENTARY AGREEMENT (the “Supplementary Agreement”) is made and entered into as of June 3, 2021, between IG4 Capital Infrastructure Investments LP, an investment fund organized under the laws of Scotland (the “Offeror”), and GH Holding Group Corp. (“GH”).

Reference is made to the Tender Offer Support Agreement dated August 24, 2020 (as amended, supplemented, or otherwise modified) (the “TOSA”) entered into by and among the Offeror and the Shareholders listed in Annex A of the TOSA (together, the “Sellers”), which includes GH; and the Trust Agreement (Contrato de Fideicomiso en Garantía) dated June 3, 2021, entered into by and among some of the abovementioned parties (the “Trust Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the TOSA or the Trust Agreement, as applicable.

By means of this Supplementary Agreement, and in connection with the TOSA and the Trust Agreement, the Offeror and GH have agreed the conditions for a post-Settlement Date formalization of the hereby executed transfer of 117,527,103 Outstanding G&MSAA Shares, legally and beneficially owned by GH (the “GH Shares”), to the Offeror in the form detailed in this Supplementary Agreement.

The Parties hereby agree that pursuant to Section 6.3(c) of the TOSA, this GH Supplementary Agreement shall be automatically and immediately terminated if the Offeror has not been able to secure a “participación significativa” in the OPA.

In connection thereto, this Supplementary Agreement shall be subject to the following terms and conditions:

1.	Representations

(i)	Pursuant to Section 6.1 of the TOSA, the competent judiciary authority has ordered the release of the seizure over 56’177,955 GH Shares, equivalent to 47.8% of the GH Shares (the “Clear GH Shares”) and upon the registration of such release in CAVALI such GH Shares will be free and clear of any liens or encumbrances.

(ii)	In accordance with the agreement entered by GH and the Peruvian Public Prosecutor (Fiscalía) and the General Attorney (Procuraduria) on January 14, 2020, 61’349,148 GH Shares, equivalent to 52.2% of the GH Shares will remain seized until the final execution of an agreement with the Peruvian Public Prosecutor and the General Attorney (the “Encumbered GH Shares”).

(iii)	Except as set forth in Sections 1(i) and (ii) above, there is no Action pending or, to the Knowledge of GH, threatened by or against him, in such capacity, which challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents.

(iv)	Except as set forth Sections 1(i) and (ii) above, GH is not, and none of its assets or properties are, subject to any Governmental Order (nor to the Knowledge of GH, are there any such Governmental Orders threatened to be imposed by any

Governmental Entity), which could affect the legality, validity or enforceability of the Transaction Documents or the consummation of the transactions contemplated in the TOSA.

(v)	GH hereby reaffirms and ratifies all other representation and warranties set forth in Article III of the TOSA.

2.	Offer

The Clear GH Shares shall be subject to the following provisions:

(i)	If the release of the seizure over the Clear GH Shares is registered before CAVALI before the Commencement Date; or, from the Commencement Date and during the OPA Acceptance Term, GH shall accept the Offer to transfer the Clear GH Shares to the Offeror in accordance with the TOSA, particularly pursuant to Article II of the TOSA. And, on the Settlement Date, the Offeror shall pay GH the OPA Consideration in accordance with Section 2.2(a) of the TOSA.

In accordance with Section 5.6 of the TOSA, if GH tenders but is not able to sell part of the Clear GH Shares in the Offer due to an excess in acceptance to the Offer, then, within the following five (5) LSE Business Days after the Settlement Date, GH will transfer to the Trust all tendered but not purchased Clear GH Shares and such shares will be deemed as “ACCIONES ADICIONALES” as such term is defined in the Trust Agreement.

(ii)	If the release of the seizure over the Clear GH Shares is registered before CAVALI after the Settlement Date, then GH shall exercise its political rights over the Clear GH Shares in accordance with the terms and conditions of the Syndication Agreement detailed in Section 3 below. Once the release is registered before CAVALI, GH shall transfer the Clear GH Shares to the Offeror and the Offeror shall immediately pay GH the OPA Consideration and such transfer shall automatically occur through the LSE and under LSE regulations and the applicable Law.

3.	Syndication Agreement

(i)	On the execution date of the Trust Agreement, GH and the Offeror shall execute a share syndication agreement regarding the Encumbered GH Shares and the Clear GH Shares if applicable pursuant to Section 2(ii) above (the “Syndication Agreement”), in the form attached as Annex A of this Supplementary Agreement.

(ii)	The terms and conditions set forth in the TOSA and in the Trust Agreement shall be as applicable to the Syndication Agreement, accordingly.

(iii)	The term of the Syndication Agreement shall be either (i) the same terms as the Trust Agreement; or (ii) upon release and cancellation of the Encumbered GH Shares, whichever occurs first.

4.	Encumbered GH Shares

(i)	Upon the cancellation of the seizure over the Encumbered GH Shares, then GH shall, in no later than three (3) LSE Business Days after such cancellation and its registration in Cavali, transfer 58’763,551 GH Shares, equivalent to 50% of the GH Shares, to the Trust under the terms and conditions set forth in the TOSA and the Trust Agreement and the Offeror shall act according to Section 2.2(b) of the TOSA), as applicable.

(ii)	GH will transfer 2’585,597 GH Shares, equivalent to 2.2% of the GH Shares, to the Offeror, subject to the cancellation of the seizure over the Encumbered GH Shares, at which time the Offeror shall immediately pay GH the OPA Consideration and the transfer shall automatically occur through the LSE and under LSE regulations and the applicable Law.

5.	Miscellaneous

The parties hereby recognize that this Supplementary Agreement complements the TOSA and the Trust Agreement, as applicable. The TOSA and the Trust Agreement shall prevail in case of any conflict among the provisions of this Supplementary Agreement and the TOSA and the Trust Agreement.

IN WITNESS WHEREOF, each of the Offeror and GH has caused this Supplementary Agreement to be executed by its respective officers thereunto duly authorized.

[Signature pages below]

Signature page of the SUPPLEMENTARY AGREEMENT dated as of June 3, 2021, by and among the Offeror, and GH

IG4 Capital Infrastructure Investments LP

By:	/s/ Roberto Guillermo Mac Lean Martins

Name:	Roberto Guillermo Mac Lean Martins
Title:	Authorized Person

Signature page of the SUPPLEMENTARY AGREEMENT dated as of June 3, 2021, by and among the Offeror and GH

GH Holding Group Corp.

By:	/s/ José Alejandro Graña Miró Quesada

Name:	José Alejandro Graña Miró Quesada
Title:	Authorized Person

Annex A

Syndication Agreement

SYNDICATION AGREEMENT

This SYNDICATION AGREEMENT (the “Agreement”) is entered into as of June 3, 2021, by and among IG4 Capital Infrastructure Investments LP, an entity incorporated and validly existing under the laws of Scotland (“IG4 Capital”); and GH Holding Group Corp. (“GH”).

In addition to the terms defined elsewhere herein, when used herein capitalized terms will have the meanings indicated in Schedule A.

ARTICLE I

CERTAIN AGREEMENTS AND UNDERTAKINGS

Section 1.1	Syndication of Common Shares.

GH agrees to vote its Common Shares in the General Shareholders’ Meeting on every matter in the same way as IG4 Capital. For such purposes, at least five (5) Business Days prior to a General Shareholders’ Meeting, IG4 Capital shall communicate in writing to GH the sense of IG4 Capital’s votes in the General Shareholders’ Meeting. In addition, at least two (2) Business Days prior to the General Shareholders’ Meeting, GH shall provide to IG4 Capital a copy of the proxy delivered to the Company whereby the attorney-in-fact entitled to represent GH in such General Shareholders’ Meeting has been instructed to vote accordingly.

ARTICLE II

EFFECTIVE DATE; TERMINATION

Section 2.1     Effective Date. This Agreement shall become effective from its execution date. However, GH agrees to act in accordance to Section 1.1 subject to the Offeror being able to secure a participación signiticativa in the Offer pursuant to Section 6.3(c) of the TOSA.

Section 2.2    Termination. The rights and obligations of all the Parties hereunder will terminate upon the first to occur of: (i) the written agreement of all such Parties; (ii) the dissolution or liquidation of the Company; (iii) the termination of the Trust Agreement; (iv) the termination of the GH Supplementary Agreement; (v) the release and cancellation of the Encumbered GH Shares; (vi) the notification by either Party or the Company of an order from the Peruvian Public Prosecutor, the General Attorney or any other governmental entity mandating the termination of this Agreement; and, (vii) for each Party, the date in which that Party, whether directly or indirectly, fails to own Common Shares (as such number may be adjusted for any stock dividend, subdivision, combination, recapitalization or other similar event). A Person who ceases to hold Shares will cease to be a Party and will have no further rights and obligations under this Agreement, except as provided herein or with respect to the rights and obligations that such Person may have hereunder against any other Party, or such Person may have with respect to a Party hereunder, by reason of such Party’s prior breach of this Agreement or otherwise.

ARTICLE III

MISCELLANEOUS

Section 3.1     Assignment. Except as otherwise expressly provided herein, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of each of the Parties.

Section 3.2     Notices. All notices, requests, claims, and other communications under this Agreement will be in writing and will be deemed to have been duly given (i) in the case of a facsimile or other electronic transmission, when received by recipient in legible form and sender has received an electronic confirmation of receipt of the transmission, provided that a copy of the communication is also sent by overnight courier; (ii) in the case of delivery by an overnight carrier, upon the date of delivery indicated in the records of such carrier; or (iii) in the case of delivery by hand, when delivered by hand addressed to the respective Parties hereto at the addresses (or such other address for a Party hereto as will be specified by like notice) set forth in the signature pages hereof. Any Party may change its address by giving the other Parties written notice of its new address in the manner set forth herein. No notice by mail will be acceptable under this Section 3.2.

Section 3.3     Governing Law. This Agreement will be governed by and construed in accordance with the laws of Peru.

Section 3.4     Dispute Resolution.

a.           Any and all disputes or controversies arising out of or in connection with this Agreement, its existence, validity, termination, or the breach thereof, as well as those relating to this arbitration clause, shall be settled by arbitration administered by the Center of Arbitration of the Lima Chamber of Commerce, and in accordance with its rules of arbitration and statutes. The venue of the arbitration will be Lima, Peru, and the arbitration shall be conducted in Spanish. The arbitration tribunal shall be constituted by three arbitrators. Each Party shall appoint one arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as chairman of the arbitration tribunal.

b.           If, for any reason, the intervention of the Peruvian courts was required, the Parties hereto irrevocably submit to the courts of the Distrito Judicial de Lima Cercado, waiving each Party its right to recourse to the judge of their respective domiciles or other applicable.

Section 3.5     Indemnification.

Upon default by any Party hereto in the performance of any of the obligations specified in Sections 1 and 2 to be performed by such Party, it shall pay the other Parties an amount equal to US$ 1’000,000 (to be distributed proportionately to the Parties pursuant to their equity interests in the Company) as a penalty for breach (the “Penalty”). Payment of the Penalty shall not release the breaching Party from, and shall be in addition to, its obligation to indemnify and hold the other Parties harmless form and against any and all losses and damages resulting from the default in the performance of its obligation.

Section 3.6     Remedies. Without limiting the rights of each Party to pursue all other legal and equitable rights available to such Party for the other Parties’ failure to perform their obligations under this Agreement, the Parties acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, will be entitled to specific performance (ejecución forzosa), injunctive relief or other equitable remedies, in addition to the Penalty and the indemnification provided in Section 3.5, in the event of any such failure without any requirement on the Party demanding such specific performance, injunctive relief or other equitable remedy to post a bond or any other surety.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of each of the dates written below.

[Signature pages below]

Signature page of the SYNDICATION AGREEMENT dated as of June 3, 2021, by and among IG4 Capital and GH

IG4 CAPITAL INFRASTRUCTURE INVESTMENTS LP

By:

Name: Roberto Guillermo Mac Lean Martins

Notices

Address: Av. Larco 1301, Piso 20, Miraflores, Lima, Perú

Attention: Mr. Roberto Mac Lean

Email: rmaclean@mafirma.com.pe

Signature page of the SYNDICATION AGREEMENT dated as of June 3, 2021, by and among IG4 Capital and GH

GH HOLDING GROUP CORP.

By:

Name: José Alejandro Graña Miró Quesada

Notices

Address:	Av. Santo Toribio Nº 173, Real Ocho, Oficina 602, distrito de San Isidro

Attention: Mr. José Graña

Email: jgranamq@outlook.es

SCHEDULE A

DEFINITIONS

“Affiliate” means with respect to any Person: (i) any Person that Controls, is Controlled by, or is under common Control with such Person; (ii) any member, director, officer, partner, manager or employee of such Person or of any Person that is an Affiliate under clause (i) above; or (iii) (a) any member of the Immediate Family of such Person or of any Person that is an Affiliate under clause (i) or (ii) above, or his or her lineal descendants, (b) any trust established for the benefit of such Person or of any Person that is an Affiliate under clause (i) or (ii) above or of any Affiliate thereof, or (c) any executor (including albaceas) or administrator of the estate of such Person or of any Person that is an Affiliate under clause (i) or (ii) above.

“Common Shares” means the common shares of the Company.

“Company” means Graña y Montero S.A.A., a sociedad anónima abierta incorporated and validly existing under the laws of Peru.

“Control” (including, with the correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, is defined to mean the possession by another Person (whether directly or indirectly and whether by ownership of share capital, the possession of voting power, contract or otherwise) of the power to appoint and/or remove the majority of the members of the board of directors or other governing body of such Person or otherwise to direct or cause the direction of the affairs and policies of such Person.

“Encumbered GH Shares” has the meaning specified in the Supplementary Agreement.

“General Shareholders’ Meeting” means the Company’s general shareholders’ meeting.

“Immediate Family” means an individual Person’s current spouse or former spouses, parents, grandparents, siblings, children, children’s spouses, grandchildren or grandchildren’s spouses, any other natural person who resides with that individual Person, or any trusts or estates (or other estate-planning vehicles) controlled by that individual Person for the exclusive benefit of any one or more of his or her Immediate Family.

“Offer” means the offer to acquire the full ownership of Shares through (i) an Oferta Pública de Adquisición pursuant to the Peruvian securities regulation, and (ii) a tender offer for the acquisition of securities listed in the United States of America pursuant to the U.S. securities regulation.

“Party” and “Parties” mean IG4 Capital and GH individually and collectively, respectively.

“Penalty” has the meaning specified in Section 3.5.

“Person” means any natural person, corporation, sociedad, private company with limited liability, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Peru” means the Republic of Peru.

“Shares” means the Common Shares, any other shares in the capital stock of the Company, and securities or other instruments convertible or exchangeable into shares in the capital stock of the Company.

“Supplementary Agreement” means the supplementary agreement entered into as of June 3, 2021, between IG4 Capital and GH.

“Trust Agreement” has the meaning specified in the Supplementary Agreement.

“U.S. Dollar” or “US$” means the legal currency of the United States of America.